Exhibit 5.1

KUTAK ROCK LLP

THE OMAHA BUILDING
1650 FARNAM STREET

OMAHA, NEBRASKA 68102-2186

402-346-6000
FACSIMILE 402-346-1148
WWW.KUTAKROCK.COM

January 29, 2010

America First Tax Exempt Investors, L.P.
1004 Farnam Street
Suite 400
Omaha, Nebraska  68102

Re:           America First Tax Exempt Investors, L.P.

Ladies and Gentlemen:

We have acted as counsel for America First Tax Exempt Investors, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of an indeterminate number of Beneficial Unit Certificates representing assigned limited partnership interests in the Partnership (the “Shares”) which will be offered from time to time by the Partnership for an aggregate offering price of up to $200,000,000.  This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In the course of such representation, we have examined, among other things, the Agreement of Limited Partnership agreement of the Partnership (the “Partnership Agreement”) and such other Partnership records, certificates of public officials and other documents we deemed relevant and appropriate.

Based on the foregoing, we are of the opinion that, when sold in accordance with the terms of the Partnership Agreement and as described under the heading “Plan of Distribution” in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

We express no opinion herein other than as expressly stated above.  This opinion is intended for the exclusive use of the Partnership in connection with the offering of Shares under the Registration Statement and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Partnership or any other party of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Kutak Rock LLP